EXHIBIT 99.1

News Release dated April 25, 2012

NEWS RELEASE

New Western Energy Corp. Announces Agreement with Carroll Energy, LLC

IRVINE, Calif., April 25, 2012 /PRNewswire/ — New Western Energy Corp. (OTCBB: NWTR) an independent energy company engaged in the exploration, development, and production of oil, gas and other minerals in North America, today announced that it has signed an agreement with Carroll Energy, LLC (“Carroll Energy”), a Kansas based company with over 30 years of experience in the Oil & Gas sector.

Carroll Energy’s initial focus will be to prepare engineering, reserves and geological reports on the Company’s 1,700-acre B&W Ranch Oil & Gas lease, which is the Company’s largest leasehold to date, and has the potential for numerous oil and gas discoveries. The studies will include but are not limited to: recovery and reserves analysis, geological evaluations, reservoir mapping, historical production analysis, and log interpretations. Further, the studies will give recommendations on the proposed budgets, address environmental concerns, provide safety guidelines and layout preliminary drilling programs and prepare production schedule.

As previously announced, the B&W Ranch Oil & Gas lease is located in the Chautauqua Arch. To the south, the Central Oklahoma platform merges with the Cherokee basin of southeastern Kansas, in which some of the first commercial oil and gas discoveries for the mid-continent region were made. The reservoir rock on the Lease is comprised of the Weiser Sands and some Wayside. Prospect formations are at depths of less than 2,000 ft. with most located between 600ft. and 1,400ft. Among the famous producing sands in this region are Iola Sands, Layton Sands, Redd Sands, Wayside, Weiser Sands, Oswego Lime, Mississippi Chat, Mulky Shale, and Arbuckle. The objective of this project has been to exploit the Mulky Shale gas and Weiser oil. The depositional environment on the leasehold is considered as fluvial-dominated deltaic system.

“The Company is quite confident on the positive outcome of this study as there is potential for discovery of three to four oil formations, as well as three to four gas formations throughout the lease," said Javan Khazali, President. "Both of the production zones are between 600 ft. and 1,400 feet, which provides economical drilling costs to the Company."

About Carroll Energy, LLC

Carroll Energy, LLC, Independence, Kansas, is a family-owned company with over 30 years of experience in the oil and gas industry led by Terry Carroll Sr. who has supervised and provided daily management and operations for numerous oil and gas companies, partnerships and private investors involved in the drilling and completing of thousands of wells, constructing, operating, and maintaining hundreds of miles of natural gas gathering pipeline, compression and dehydration facilities, cumulatively producing more than 15 BCF of gas and 750,000 BBLs of oil.

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:
Javan Khazali
(949)435-0977
info@newwesternenergy.com